Exhibit 15.2

Unit A, 12th Floor, China Overseas Building	香港灣仔軒尼詩道139號
139 Hennessy Road, Wanchai, Hong Kong	中國海外大廈12樓A室
Tel: +852 2950 7800	電話 : +852 2950 7800
Fax: +852 2950 7811	傳真 : +852 2950 7811

Date: August 14, 2026

Phoenix Asia Holdings Limited
Workshop B14, 8/F, Block B
Tonic Industrial Center, 19 Lam Hing Street
Kowloon Bay, Hong Kong

Attn: the Board of Directors

Dear Sirs,

Re: Consent on Phoenix Asia Holdings Limited (the “Company”)

1.	We are the legal advisers to the Company (the “Engagement”) as to the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) in connection with the Company’s annual report on Form 20-F, including all amendments or supplements thereto (the “Annual Report”), in connection to certain legal matters related to the law and regulations of Hong Kong.

2.	We hereby consent to the use of this letter in, and the filing hereof as an exhibit to, the Annual Report, and to the reference to our name in such Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ David Fong & Co.

David Fong & Co.

PARTNERS	DAVID L.K. FONG 方良佳律師，TIMOTHY C.K. KWAN 關智傑律師，HERMES H.C. SHIN 單浩銓律師
CONSULTANT	MATTHEW H.C. WONG 黃漢柱律師
SOLICITORS	BRUNO C.H. CHAN 陳震雄律師，JOANNE Y.C. CHAN 陳瑩真律師